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MACK-CALI REALTY CORPORATION
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MACK-CALI REALTY CORPORATION

343 Thornall Street

Edison, New Jersey 08837-2206

Mack-Cali Realty Corporation (the “Company”) intends to communicate with certain stockholders regarding a disagreement between the Company and ISS Governance with respect to the Company’s say-on-pay proposal to be voted on at the Company’s Annual Meeting of Stockholders to be held on May 15, 2013. The substance of the communications is below.

Supplemental Information Regarding Proposal Two (Advisory Vote on Executive Compensation) and Proposal Four (Approval and Adoption of the Mack-Cali Realty Corporation 2013 Incentive Stock Plan)

At the 2013 stockholder meeting for Mack-Cali Realty Corporation (the “Company”) stockholders will be asked to cast a vote on the Company’s above proposals. Two proxy advisory firms have issued recommendations with respect to these votes. Glass Lewis & Co. has recommended stockholders vote “for” both proposals, and Institutional Shareholder Services (ISS) has recommended a vote “against” both proposals.  This supplemental information has been prepared by the Company’s Board of Directors and its President and Chief Executive Officer, Mitchell E. Hersh, to respond to these recommendations and ask you to (i) support our Advisory Vote on Executive Compensation and (ii) approve our 2013 Incentive Stock Plan.

While the Company is pleased that Glass Lewis has endorsed our compensation plan and proposals, the Company strongly disagrees with ISS’ flawed analysis and recommendations. Nevertheless, the Company has acknowledged some of the concerns about our compensation plans raised by ISS and has filed an 8-K modifying certain features of our executive compensation programs in response to those concerns.

Summary of Glass Lewis Analysis and Recommendation

•                  Glass Lewis recommends a “for” vote on both of the above proposals.

•                  Glass Lewis generally believes that the Company’s executive compensation plan aligns pay for performance and that its long-term incentive program is performance based.

•                  Glass Lewis did express a concern that our annual incentive bonus program is purely discretionary.

Summary of ISS Analysis and Recommendation

•                  Under the ISS quantitative tests, the Company scored as follows:

•                  Relative Degree of Alignment Test — Medium Concern

•                  Multiple of Medium Test — Low Concern

•                  Absolute Alignment Test — Low Concern

•                  Notwithstanding the Company’s scores on the quantitative tests and acknowledgement that the CEO’s compensation has actually decreased in 2012, ISS recommended a vote “against” on both proposals.

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•                  Under the ISS qualitative tests, ISS has identified the following concerns as the basis for their “against” vote recommendation on Proposal Two:

•                  The annual incentive bonus plan is completely discretionary.

•                  The portion of the long-term incentive plan tied to total return to shareholders (TRS) utilizes a one-year performance period.

•                  The minimum threshold under which to earn anything under the long-term incentive plan has an absolute TSR of 6% and a relative TSR of 40th percentile of the peer group.

•                  The long-term incentive plan has a carry-back and carry-forward feature.

•                  With regard to the equity incentive plan upsizing, ISS was concerned about the percentage of overall equity awards that were being issued to the CEO. Otherwise, ISS acknowledged that the size of the plan upsizing “appears to be within a reasonable range” and that the equity burn rate is also reasonable.

Response by the Company to ISS and Glass Lewis Reports

The Company has recently filed a Form 8-K which implemented the following changes to its compensation programs:

•                  Commencing in 2014, the Company will adopt a formulaic approach in determining its annual incentive bonus program.

•                  The long-term incentive plan will provide for a two-year performance period in lieu of a one-year performance period.

•                  Under the long-term incentive plan, the minimum absolute return hurdle will increase from 6% for one-year to 17.5% over a two-year period and will also exclude dividends from the calculation. In addition, the minimum relative hurdle will be increased from the 40th percentile to the 50th percentile of the peer group.

•                  The carry-back and carry-forward feature will be eliminated from the long-term incentive plan.

•                  The Company will adopt a policy to limit the number of future annual equity compensation awards to the CEO to no more than 25% of total equity awards under the Company’s Equity Incentive Plan and to limit the aggregate number of future annual equity compensation awards to all named executive officers as a group to no more than 50% of the total equity awards under such plan.

Conclusion

As detailed above, the Company believes strongly that its executive compensation arrangements are appropriate and firmly align our executives’ interests with those of our stockholders and the changes highlighted above will only strengthen that alignment.  We appreciate your time and consideration on these matters and ask that you support the Board of Directors’ unanimous recommendation and vote “FOR” Proposals Two and Four at our annual meeting.

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